Exhibit 10.1

CREATD, INC.

419 Lafayette Street, 6th Floor
New York, NY 10003

October 06, 2023

To the holders of the following Securities:

●	Original Issue Discount Convertible Debenture with a remaining balance of $250,000, convertible at $0.20 per share, issued on December 12, 2022,

⇒	$500,000 converted into Common Stock on 2/9/23

●	Original Issue Discount Convertible Debenture with a balance of $847,500, convertible at $0.20 per share, issued on January 13, 2023,

●	Original Issue Discount Convertible Debenture with a balance of $1,387,500, convertible at $0,20 per share, issued on February 1, 2023,

●	562,500 Common Stock Purchase Warrants with an exercise price of $0.20 issued on December 12, 2022

Re:	Negotiated New Terms for the Securities

Reference is made to the securities listed above (the Original Issue Discount Convertible Debentures listed above, with a cumulative balance of $2,485,000, the “Debentures” and the Common Stock Purchase Warrants, the “Warrants” and collectively with the Debentures, the “Securities”) issued by Creatd, Inc. (the “Company”) to the holders thereof, respectively (the “Holders”) and the agreements pursuant to which the Securities were issued (each, a “Purchase Agreement” and collectively with the Securities and the other ancillary documents entered in connection therewith, the “Transaction Documents”). Capitalized terms used but not defined in this letter amendment (this “Amendment”) shall have the meanings ascribed to such terms in the Transaction Documents.

For good and valuable consideration, the Company and the undersigned Holder signatory hereto agrees to amend the terms of the Transaction Documents.

1.	Maturity Date Extension. The “Maturity Date” of the Debentures shall be amended and restated to be February 28, 2024, with a 10 business day grace period.

2.	Reduction of Debenture Conversion Price. The Conversion Price of the Debentures shall be reduced, and only reduced, down to $0.025, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock. Given the current cumulative balance of $2,485,000, the Debentures will thus convert into 99,400,000 shares if / when converted.

3.	Reduction of Warrant Exercise Price. The Exercise Price of the Warrants shall be reduced, and only reduced, down to $0.025, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.

4.	Commitment Shares. In recognition of the extension to February 28, 2024, in addition to the Reduction of Debenture Conversion Price and Reduction of Warrant Exercise Price, the Company shall issue the Holders 5,000,000 shares of Creatd, Inc. (VOCL) Common Stock (the “Commitment Shares”).

5.	New Registration Rights. The Company agrees to file a registration statement for the Commitment Shares and Commitment Warrants within 90 days of this Amendment.

6.	Waiver. Each Holder hereby releases and waives any and all claims or demands that it has or may have as of the date hereof against the Company and/or relating to or arising out of the Transaction Documents.

7.	No Prepayment Penalty. At any time, Creatd can pay off any outstanding balance of the Debentures that have not yet been converted with no prepayment penalty.

Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

CREATD, INC.

By:
Name: Jeremy Frommer
Title: CEO

HOLDER:

By:
Name:
Title:

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